GameStop Reports Second Quarter 2015 Results
Adjusted diluted EPS increases 41% year-over-year (9% on a GAAP basis); exceeds high end of guidance by $0.06
Same store sales increase 8.1%
Gross margin rate increases 110 basis points

Grapevine, Texas (Aug. 27, 2015)—GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the second quarter ended August 1, 2015.

Paul Raines, chief executive officer, stated, “Results for the second quarter again exceeded our expectations, reflecting the mix of sales in our market-leading video game business and the continuing success of our diversified segments. During the quarter, we increased the number of Technology Brands stores by 33% and completed the acquisition of Geeknet, continuing the expansion of our non-gaming businesses. We are excited about the growth prospects of these businesses and expect them to deliver sustained profits over the next several years.

“During the second half of the year, we anticipate momentum in our core gaming business with the launch of several AAA titles, complementing growth in our pre-owned segment being fueled by a continuing shift to next-gen products. We also expect Technology Brands and collectibles products to contribute meaningful profits for the balance of the year.”

The following table summarizes the second quarter results for fiscal 2015 and 2014 (in millions, except per share amounts):

	Quarter Ended
*(Adjusted Results)	Aug 1, 2015	Aug 2, 2014	Change
Net sales	$1,761.9	$1,731.4	1.8%
Same store sales	8.1%	21.9%
Operating earnings*	$60.8	$36.7	65.7%
Net income*	$33.1	$24.6	34.6%
Diluted EPS*	$0.31	$0.22	40.9%

Q2 2015 Financial Summary
Total global sales rose 1.8% to $1.76 billion (a 7.4% increase in constant currency) and consolidated global comparable store sales increased 8.1% (+10.8% in the U.S. and +1.8% internationally), successfully overlapping the 25% sales growth and 22% comp achieved in the prior year quarter.

In the video games segments, new hardware sales declined 2.2% (a 3.7% increase in constant currency), new software sales decreased 6.0% (a 0.7% increase in constant currency), while pre-owned sales increased 0.5% (a 5.1% increase in constant currency) driven by an acceleration in next-gen sales as PS4 and Xbox One trades and inventory become a larger part of the overall pre-owned mix.

Sales in the Mobile and Consumer Electronics category rose 26.9% (a 27.8% increase in constant currency) to $142.2 million, driven by a 62.3% increase in Technology Brands revenues. During the quarter, 182 new Technology Brands stores were opened and/or acquired. As a result, Spring Mobile is now AT&T’s largest authorized reseller.

Strong sales of collectibles products drove a 37.7% increase (a 48.5% increase in constant currency) in the Other category as we continued to expand this new offering around the world.

Non-GAAP digital receipts increased 11.1% (a 17.5% increase in constant currency) to $199.1 million, or $41.6 million of sales on a GAAP basis. Strong sales of DLC for Witcher 3 and Batman Arkham Knight were the primary growth drivers during the quarter.

In the second quarter, as a result of non-recurring costs to complete the Geeknet acquisition and the Technology Brands expansion, the company recorded one-time charges of $9.1 million, $7.8 million net of tax benefits, or $0.07 per share. A reconciliation of non-GAAP adjusted net income to GAAP net income is included with this release (Schedule III).

Excluding the one-time charges, GameStop’s adjusted net earnings for the second quarter were $33.1 million, a 34.6% increase over the prior year quarter. The increase was primarily driven by 110 basis points of margin expansion, primarily in the Mobile and Other categories. Adjusted diluted earnings per share were $0.31, a 40.9% increase over the prior year quarter, exceeding the high-end of guidance by $0.06. Foreign currency exchange rate changes cost nearly $100 million in sales, but had minimal impact on EPS.
Including the one-time charges, GameStop’s second quarter net earnings increased 2.8% to $25.3 million, compared to net earnings of $24.6 million in the prior year quarter. Diluted earnings per share were $0.24 compared to diluted earnings per share of $0.22 in the prior year quarter.

Capital Allocation Update
During the second quarter of 2015, the company repurchased 1.41 million shares at an average price of $43.04 per share, or $60.7 million of stock. Through the first half of the fiscal year, GameStop has repurchased 2.6 million shares at an average price of $41.21, or $107.1 million worth of stock. As of the end of the second quarter, there was $340.2 million remaining on the existing repurchase authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.36 per common share payable on Sept. 22, 2015, to shareholders of record as of the close of business on Sept. 9, 2015.

Earnings Guidance
For the third quarter of fiscal 2015, GameStop expects comparable store sales to range from +1.0% to +4.0%. Diluted earnings per share are expected to range from $0.53 to $0.60, compared to adjusted diluted earnings per share of $0.57 in the prior year quarter.

For fiscal year 2015, the company is raising its previously announced full year adjusted diluted earnings per share guidance range from $3.63 to $3.83 to $3.66 to $3.86 to account for the reduction in shares outstanding. Full year comparable store sales are now expected to range from +2.0% to +7.0%.

Note: Guidance only includes the effect of the shares repurchased through the second quarter of 2015.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for Aug. 27, 2015 at 4:00 p.m. CDT to discuss the company’s financial results. The phone number for the call is 888-663-2241 and the pass code is 1526961. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,800 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication and the recently acquired Geeknet, Inc., parent company of ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 72 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 590 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 69 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the third quarter and fiscal 2015, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; the risks associated with international operations, wireless industry partnerships and operations; the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 31, 2015 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President, Public and Investor Relations
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	Aug 1, 2015	Aug 2, 2014

Net sales	$1,761.9	$1,731.4
Cost of sales	1,181.4	1,180.5

Gross profit	580.5	550.9

Selling, general and administrative expenses	490.8	475.4
Depreciation and amortization	38.0	38.8

Operating earnings	51.7	36.7

Interest expense, net	5.6	1.1

Earnings before income tax expense	46.1	35.6

Income tax expense	20.8	11.0

Net income	$25.3	$24.6

Net income per common share:
Basic	$0.24	$0.22
Diluted	$0.24	$0.22

Dividends per common share	$0.36	$0.33

Weighted average common shares outstanding:
Basic	106.5	113.6
Diluted	107.2	114.3

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	67.1%	68.2%

Gross profit	32.9%	31.8%

Selling, general and administrative expenses	27.8%	27.5%
Depreciation and amortization	2.2%	2.2%

Operating earnings	2.9%	2.1%

Interest expense, net	0.3%	0.1%

Earnings before income tax expense	2.6%	2.0%

Income tax expense	1.2%	0.6%

Net income	1.4%	1.4%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	26 weeks	26 weeks
	ended	ended
	Aug 1, 2015	Aug 2, 2014

Net sales	$3,822.5	$3,727.7
Cost of sales	2,603.0	2,550.4

Gross profit	1,219.5	1,177.3

Selling, general and administrative expenses	970.1	956.4
Depreciation and amortization	73.8	78.3

Operating earnings	175.6	142.6

Interest expense, net	11.0	1.7

Earnings before income tax expense	164.6	140.9

Income tax expense	65.5	48.3

Net income	$99.1	$92.6

Net income per common share:
Basic	$0.92	$0.81
Diluted	$0.92	$0.80

Dividends per common share	$0.72	$0.66

Weighted average common shares outstanding:
Basic	107.2	114.3
Diluted	107.8	115.1

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	68.1%	68.4%

Gross profit	31.9%	31.6%

Selling, general and administrative expenses	25.4%	25.7%
Depreciation and amortization	1.9%	2.1%

Operating earnings	4.6%	3.8%

Interest expense, net	0.3%	0.0%

Earnings before income tax expense	4.3%	3.8%

Income tax expense	1.7%	1.3%

Net income	2.6%	2.5%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	Aug 1,	Aug 2,
	2015	2014
ASSETS:
Current assets:
Cash and cash equivalents	$136.2	$193.0
Receivables, net	118.3	91.2
Merchandise inventories, net	988.3	1,061.0
Prepaid expenses and other current assets	192.9	181.9
Deferred income taxes	65.9	59.2
Total current assets	1,501.6	1,586.3

Property and equipment:
Land	17.7	21.0
Buildings & leasehold improvements	627.9	621.9
Fixtures and equipment	926.3	864.0
Total property and equipment	1,571.9	1,506.9

Less accumulated depreciation and amortization	1,108.6	1,057.2
Net property and equipment	463.3	449.7

Goodwill	1,472.0	1,420.6
Other noncurrent assets	401.9	306.9
Total assets	$3,838.8	$3,763.5

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$481.1	$460.8
Accrued liabilities	847.4	743.1
Income taxes payable	3.5	29.7
Current portion of debt	12.5	214.1
Total current liabilities	1,344.5	1,447.7

Other long-term liabilities	527.0	134.4
Total liabilities	1,871.5	1,582.1

Stockholders' equity	1,967.3	2,181.4
Total liabilities and stockholders' equity	$3,838.8	$3,763.5

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Aug 1, 2015		Aug 2, 2014
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total

Net Sales (in millions):

New video game hardware	$324.9	18.4%	$332.3	19.2%
New video game software	467.2	26.5%	497.0	28.7%
Pre-owned and value video game products	560.8	31.8%	558.0	32.2%
Video game accessories	125.8	7.1%	107.5	6.2%
Digital	41.6	2.4%	52.3	3.0%
Mobile and consumer electronics	142.2	8.1%	112.1	6.5%
Other	99.4	5.7%	72.2	4.2%

Total	$1,761.9	100.0%	$1,731.4	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Aug 1, 2015		Aug 2, 2014
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$33.4	10.3%	$31.6	9.5%
New video game software	110.8	23.7%	115.7	23.3%
Pre-owned and value video game products	257.8	46.0%	262.1	47.0%
Video game accessories	45.7	36.3%	41.9	39.0%
Digital	32.8	78.8%	34.0	65.0%
Mobile and consumer electronics	64.5	45.4%	40.5	36.1%
Other	35.5	35.7%	25.1	34.8%

Total	$580.5	32.9%	$550.9	31.8%

GameStop Corp.

Schedule III
(in millions)
(unaudited)
Non-GAAP results
The following table reconciles the company's net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its non-GAAP net income and earnings per share, which excludes the effects of acquisition costs.

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	Aug. 1, 2015	Aug. 2, 2014	Aug. 1, 2015	Aug. 2, 2014
GAAP Net Income	$25.3	$24.6	$99.1	$92.6

One-time acquisition costs:
Geeknet	5.6	—	5.6	—
Technology Brands	2.2	—	2.2	—

Non-GAAP Net Income	$33.1	$24.6	$106.9	$92.6

Non-GAAP earnings per share
Basic	$0.31	$0.22	$1.00	$0.81
Diluted	$0.31	$0.22	$0.99	$0.80

Number of shares used in non-GAAP calculation
Basic	106.5	113.6	107.2	114.3
Diluted	107.2	114.3	107.8	115.1